Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces February Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

Austin, Texas January 23, 2014 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”) a perpetual royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today a cash distribution to the holders of its units of beneficial interest of $0.13396 per unit, payable on February 14, 2014, to unitholders of record on February 5, 2014. The Trust’s distribution relates to net profits and overriding royalties generated during December 2013 as provided in the conveyance of net profits and overriding royalty interest.

This month’s distribution of $5.2 million is 4% higher than the previous month ($0.13396 per unit vs. $0.12833 per unit) principally due to higher average realized oil prices and higher production, which was slightly offset by higher lease operating expenses and higher capital expenditures. Average realized prices were $93.62, or 3% higher than prior month. Production was approximately 3% higher than November due to one additional day of production.

The current net profits amount from the Developed Properties was approximately $5.1 million, after receipt by PCEC from its counterparties of $0.3 million related to the settlement of applicable hedge contracts during the period. The current month’s lease operating expenses for the Developed Properties, including property taxes, were $4.0 million compared to $3.5 million from prior month. The current month’s capital expenditures for the Developed Properties were $0.8 million compared to $0.7 million from the prior month. The current month’s distribution also includes $0.2 million for the 7.5% overriding royalty on the Remaining Properties which produced 23,319 Boe from 38 Orcutt Diatomite wells and four Orcutt Field wells. The cumulative deficit of the net profits interest on the Remaining Properties, including the 7.5% overriding royalty payments, decreased from $3.4 million to approximately $3.3 million during the month.

Trust administrative expenses and the monthly operating and services fee payable to PCEC totaled approximately $0.1 million and were deducted in the calculation of the total distribution.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of December 2013.

	Underlying Properties
	Sales Volumes	Average Price
	(Boe)	(per Boe)

Developed Properties (a)	116,331	$93.38
Remaining Properties (b)	23,319	$94.79

(a) Crude oil sales represented 97% of sales volumes.
(b) Crude oil sales represented 100% of sales volumes.

Overview of Trust Structure

Pacific Coast Oil Trust is a perpetual Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”). As described in the Trust’s filings with the SEC, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K filed with the SEC, and if applicable, the Trust’s Quarterly Reports on Form 10-Q. The Trust’s Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q reports are available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

919 Congress Avenue    Austin, TX 78701